Exhibit 10.17

RESTATEMENT AGREEMENT

This Restatement Agreement (this “Agreement”) is entered into as of February 29, 2024, by and among Full Glass Wine Co., LLC, a Delaware limited liability company (“Holdco”), Full Glass - Winc, LLC, a Delaware limited liability company (“Buyer”), Louis A. Amoroso in his role as “Limited Guarantor” under the Senior Note (as defined below), Project Crush Acquisition Corp LLC, a Delaware limited liability company (“PCA”), Project Crush DTC Sub, LLC, a California limited liability company (“DTC”) and AMASS Brands, Inc. a Delaware corporation (“Parent”). As used herein, (i) the “Parties” means all of the foregoing entities and individual, (ii) the “Company Parties” means Holdco, Buyer, Louis A. Amoroso, and their respective affiliates, and (iii) the “AMASS Parties” means PCA, DTC, Parent and their respective affiliates.

A.       Reference is made to the Asset Purchase Agreement dated June 11, 2023, as amended to date (as so amended, the “Purchase Agreement”) by and among Holdco, Buyer, Parent, PCA and DTC. For the avoidance of doubt, such prior amendments include solely: (i) that certain Amendment, dated June 21, 2023, by and among Holdco, Buyer, PCA, DTC and Parent; (ii) that certain Second Amendment and Waiver to Asset Purchase Agreement, dated as of June 11, 2023, by and among Holdco, Buyer, Parent, PCA and DTC; (iii) the Omnibus Agreement among certain of the Parties dated September 19, 2023; and (iv) the Extension Amendment to Agreement among certain of the Parties dated October 24, 2023.

B.       Pursuant to the Purchase Agreement: (i) Holdco issued to Parent a Warrant to Purchase Common Units No. 1 dated June 30, 2023 (the “Warrant”); (ii) Buyer issued to Parent a Secured Promissory Note dated June 30, 2023, in the original principal amount of $5,250,000 secured by certain assets (as amended to date, the “Senior Note”); and (iii) Buyer issued to Parent a Secured Subordinated Promissory Note dated June 30, 2023 in the original principal amount of $4,000,000 secured by a subordinated lien on certain assets (as amended to date, the “Sub Note” and, together with the Senior Note, the “Notes”), all as part of the “Purchase Price” under the Purchase Agreement. Parent still owns the Warrant and the Notes and has not transferred any such instrument in whole or in part. Further, as required by the Purchase Agreement, Buyer and PCA entered into the Transitional Services Agreement dated as of June 30, 2023 (as amended to date, the “Transition Agreement”).

C.       The undersigned hereby agree, as an agreed adjustment and reduction of the Purchase Price under the Purchase Agreement, that if a Payment Event (as defined below) occurs, the Warrant will be immediately canceled and terminated without any exercise and the amounts owing under the Notes will immediately be reduced, the Sub Note will be cancelled and the Senior Note will be amended and restated as provided below and certain other amendments to the Transaction Documents will occur, all on the terms and conditions set forth herein.

D.       The undersigned hereby agree to the other following terms, in each case intending them to supersede, amend and replace any conflicting or inconsistent terms in Transaction Documents (and solely to the extent necessary to give effect to such new terms, they shall be deemed as amendments to such documents). For the avoidance of doubt, the Transaction Documents remain in full force and effect except to the extent expressly amended or terminated hereunder.

NOW, THEREFORE, for value received, and in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.            Certain Definitions. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings given to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:

“Note Documents” means the Notes and all guaranty, security or collateral agreements related to either Note, in each case amended to date.

“Payment Event” means that any one or more of the Company Parties collectively pay (or cause to be paid) to any one or more of the AMASS Parties $3,500,000 in cash, as a payment under one or more of the Notes, by no later than March 1, 2024.

“Transaction Documents” means and includes the Notes, the Note Documents, the Purchase Agreement, the Warrant, the Transition Agreement, and Holdco’s Amended and Restated Limited Liability Company Agreement (each as amended or restated to date and as hereafter amended or restated from time to time, but excluded the Restated Note once issued)

2.             Effect of Payment Event. For the avoidance of doubt, nothing in this Agreement shall require any Company Party to cause a Payment Event to occur. Further, the Parties agree that:

(a)       if a Payment Event occurs, then both Notes shall automatically be collectively amended and restated in their entirety into a single promissory note in the form attached hereto as Exhibit A (the “Restated Note”), effective upon the Payment Event (the “Restatement”), and such Restated Note shall have an initial principal amount outstanding equal to $1,884,023.62 and shall have no accrued interest as of its issuance. From and after such Payment Event, the Notes shall be of no further force or effect and shall be promptly returned to Holdco in exchange for the issuance of the Restated Note in their place. The change in the collective amounts previously owing under the Notes to the amount owing under the Restated Note shall reflect the effects of the Payment Event and an agreed adjustment and reduction to the Purchase Price under the Purchase Agreement (as described in greater detail in Section 8 below). For the avoidance of doubt, the Restated Note shall not be in default as of its issuance, and any and all prior defaults or events of defaults under the Notes and Note Documents are and shall be, from and after the Payment Event, forever and irrevocably waived, released and of no further force or effect;

(b)       if a Payment Event occurs, then all guaranties related to either Note and the Restated Note shall be automatically cancelled and terminated without any further action of any person or entity, effective upon the Payment Event. Without limiting the foregoing, upon a Payment Event all obligations of Louis A. Amoroso in his role as “Limited Guarantor” under the Senior Note shall be forever terminated and released, and he shall never have any obligation to pay any amount thereunder at any time under any circumstance. Further, the AMASS Parties shall take all actions, and sign any documents, reasonably requested by any Company Party to effect or evidence such release of obligations of Louis A. Amoroso;

(c)       if a Payment Event occurs, the Warrant shall be automatically cancelled and terminated without any further action of any person or entity, effective upon the Payment Event, and without any exercise or issuance of Units thereunder, and thereafter the Parent will have no further rights under the Warrant. Promptly after such Payment Event the Parent shall return the Warrant to Holdco marked “cancelled”. The Parent hereby agrees that, prior to April 15, 2024, neither the Parent nor any successor holder of the Warrant will exercise or transfer the Warrant in whole or in part; and

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(d)       if a Payment Event occurs, Parent acknowledges that (i) Holdco’s Amended and Restated Limited Liability Company Agreement, as amended to date, will have been further amended and restated into Holdco’s Second Amended and Restated Limited Liability Company Agreement (the “Restated Operating Agreement”), in substantially the form provided to Parent, in connection with the equity financing of Holdco that is providing funds to allow the Payment Event, and (ii) among other changes, such Restated Operating Agreement will not contain the rights and obligations currently set forth Section 5.13 of Holdco’s Amended and Restated Limited Liability Agreement. However, notwithstanding the loss of such rights, until the Restated Note is fully paid or otherwise terminated in accordance with its terms, Parent shall be entitled to designate one Observer (as defined below), which Observer may be replaced with a replacement Observer upon at least 20 days prior written notice to Holdco; provided that each such Observer must at all times be either Mark Thomas Lynn or Geoffrey McFarlane. As used herein, an “Observer” means an individual with non-voting observer rights to the extent provided herein with respect to meetings of the Board of Holdco. It is hereby agreed that an Observer: (A) is not, and will not be, a Manager of Holdco and will have no rights or duties as a Manager; (B) shall be sent notice of the time and place of any such meetings in substantially the same manner and at substantially the same time as notice is sent to the Managers and shall be sent copies of all notices, reports, minutes and consents at substantially the time and in substantially the manner as they are provided to the Managers; (C) shall hold in confidence and trust with respect to all information received during such meetings or otherwise in his or her capacity as an Observer, and shall be subject to the same confidentiality obligations to the Company with respect to such information as are the Managers; and (D) will execute and deliver a confidentiality agreement in a form and substance reasonably acceptable to the Board. Notwithstanding the foregoing, the Board in its discretion shall be entitled to exclude any Observer from any portion of a Board meeting and withhold or redact any information to be sent or provided to the Observer (I) regarding any matters which would create a conflict of interest for the Observer, which, for the avoidance of doubt, shall include any discussion of the Restated Note, any Transaction Document or the rights and obligations thereunder or the transactions contemplated thereby, (II) if the Observer’s participation in such meeting may adversely affect the attorney/client privilege of Holdco and its legal advisors, (III) to the extent necessary to comply with applicable law (including applicable antitrust and alcohol control laws), (IV) to avoid a breach by Holdco or its subsidiary of obligations under any agreement, arrangement or understanding including a confidentiality agreement binding on any of them or relating to a proposed acquisition of any business Holdco in good faith believes is competitive with the Observer or its affiliates, or (V) information or discussions the Board considers to be highly confidential or competitively sensitive.

3.	Certain Agreements regarding Purchase Agreement. The Parties agree that:

(a)       the foregoing adjustment and reduction to the Purchase Price under the Purchase Agreement (as described in greater detail in Section 8 below) is also intended to reflect, address and satisfy any remaining unpaid obligations of any Parties under, and there shall be no further separate payment after the date hereof from any Party regarding, the post-Closing Purchase Price adjustment provisions of Section 2.1(c) of the Purchase Agreement (including with respect to the Pre-Closing Earnings Amount). Effective upon the Payment Event, the Parties hereby amend the Purchase Agreement pursuant to Section 12.7 thereof, to delete its Section 2.1(c) in its entirety, and such Section 2.1(c) is hereby terminated and shall no longer be of any further force or effect after such Payment Event. If a Payment Event occurs, no Party shall ever have any obligation to pay any further amounts under Section 2.1(c) of the Purchase Agreement;

(b)       the prior acquisition of assets by the Company Parties from Drinks Holdings, Inc. and its affiliate (the “Wine Insiders Acquisition”) is and shall be deemed a “Qualifying Acquisition” for purposes of the Purchase Agreement and, as a result of such transaction, (i) no further Units shall ever be issued by Holdco under Section 2.1(b) of the Purchase Agreement, whether as an adjustment of the Closing Stock Consideration of otherwise; and (ii) effective as date of such closing of the Wine Insiders Acquisition, the Parties hereby amend the Purchase Agreement pursuant to Section 12.7 thereof to delete its Section 2.1(b) in its entirety, and such Section 2.1(b) is hereby terminated and shall be of no further force or effect after such prior closing date. Neither Holdco nor any other Company Party shall ever have any obligation to issue any Units under Section 2.1(b) of the Purchase Agreement. In connection with the agreements set forth in this Section 3(b), Holdco hereby represents to Parent that the fully diluted capitalization of Holdco as of immediately following both the equity financing of Holdco that is providing funds to allow the Payment Event and the associated acquisition of Bright Cellars, Inc., is set forth on Exhibit C hereto; and

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(c)       the foregoing shall not in any way limit or affect any Company Party’s rights to receive indemnification under the Purchase Agreement at any time in accordance with its terms (except that after a Payment Event and the resulting adjustment and reduction to the Purchase Price, neither the Company Parties, nor any “Buyer Indemnified Parties” as defined in the Purchase Agreement shall thereafter be entitled to indemnification under Section 8.3(e) of the Purchase Agreement and the Parties hereby amend the Purchase Agreement to delete Section 8.3(e) in its entirety and such Section 8.3(e) is hereby terminated and shall be of no force and effect after such Payment Event.

4.	Certain Agreements regarding Transition Agreement. The Parties agree that:

(a)       the Transition Agreement is hereby terminated effective immediately. No party thereto shall have any further obligations to provide any services thereunder. The Parties further acknowledge and agree that, as provided in Section 5.04 of the Transition Agreement, Article III, Article VI and Article VII of the Transition Agreement will survive such termination;

(b)       there are no further amounts owing or that will ever hereafter be payable under the Transition Agreement by any Company Parties to the AMASS Parties (which for such purposes shall include BWSC) for all periods through and including the foregoing termination (including amounts for “Service Fees,” amounts for the “Required Cashflow Payments,” payments for inventory, costs, expenses, reimbursements and other amounts under such agreement); and the AMASS Parties hereby irrevocably release all rights and claims they may have under the Transition Agreement and the Company Parties hereby irrevocably release all rights and claims they may have under the Transition Agreement. For the avoidance of doubt, the preceding sentence does not affect or limit the terms of Section 18 below with respect to the Ordered Inventory (as defined below);

(c)       notwithstanding the foregoing, the AMASS Parties (including BWSC) shall, with respect to all cases of inventory of the Company Parties currently being stored by any AMASS Party, and with respect to the Ordered Inventory, continue to store such inventory for the Company Parties at no cost or expense, in the manner and portions requested by Buyer until December 31, 2024, as requested by Buyer, just as they have previously done for the Summer Water inventory; and

(d)       notwithstanding the foregoing, the AMASS Parties shall use commercially reasonable efforts to cause their landlord(s) to execute an acknowledgement and agreement requested by Buyer to evidence that the inventory of the Company Parties held by the AMASS Parties (including BWSC) at any time, including the Ordered Inventory, are owned by the Company Parties and that the landlord(s) will not take any action, or make any claim, against such inventory (and that they shall allow Buyer to have such inventory removed without charge or fee at any time upon demand).

5.            Effect of a Note Default. If a Major Event of Default (as defined in the Restated Note) occurs and is not cured within the applicable cure period, then the principal balance of the Restated Note will be adjusted as provided in the Restated Note.

6.             Representations and Warranties of Parent Parties. Parent hereby represents and warrants to the Company Parties that:

(a)       Each of Parent, PCA and DTC is duly organized and validly existing under the applicable laws of its jurisdiction of formation and possess all necessary power and authority to execute this Agreement and perform its obligations hereunder;

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(b)       this Agreement was duly executed and delivered by Parent, PCA and DTC and constitutes a valid and binding obligation of each such entity, enforceable against each such entity in accordance with its terms;

(c)       the execution and delivery by Parent, PCA and DTC of this Agreement, the performance by each of them of its obligations hereunder, and the consummation by Parent, PCA and DTC of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent, PCA and DTC (which authorization and approval remains in full force and effect), and no other or further action or proceeding on the part of Parent, PCA or DTC is necessary to authorize the execution and delivery by Parent, PCA and DTC of this Agreement, the performance by each of them of its obligations hereunder, and the consummation by Parent, PCA and DTC of the transactions contemplated hereby;

(d)       there are no proceedings pending or, to the Parent's knowledge, threatened against or affecting Parent, PCA or DTC, and there is no outstanding order, in each case that would adversely affect the ability of Parent, PCA or DTC to consummate the transactions contemplated by this Agreement.

7.	Representations and Warranties of Company Parties. Holdco and Buyer hereby represent and warrant to Parent that:

(a)       each of Holdco and Buyer is duly organized and validly existing under the applicable laws of its jurisdiction of formation and has all necessary power and authority to execute this Agreement and perform its obligations hereunder;

(b)       this Agreement was duly executed and delivered by the Company Parties and constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms;

(c)       the execution and delivery by the Company Parties of this Agreement, the performance by each of them of its obligations hereunder, and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of them (which authorization and approval remains in full force and effect), and no other or further action or proceeding on the part of any of them is necessary to authorize the execution and delivery by the Company Parties of this Agreement, the performance by each of the Company Parties of its obligations hereunder, and the consummation by the Company Parties of the transactions contemplated hereby; and

(d)       there are no proceedings pending or, to Holdco’s knowledge, threatened against or affecting the Company Parties, and there is no outstanding order, in each case that would adversely affect the ability of the Company Parties to consummate the transactions contemplated by this Agreement.

8.	Tax and Legal Matters.

(a)       Parent, PCA and DTC each acknowledges and agrees that Parent and its affiliates are not relying on any Company Party or any of their representatives to assess the tax and other legal consequences of this Agreement. Parent, PCA and DTC acknowledges that they have either consulted separate counsel or knowingly declined to do so. Parent, PCA and DTC understand that no Company Party makes any representation or warranty to any of them regarding the fair market value of the Warrant or either Note. Parent, PCA and DTC have had the full opportunity to review and obtain answers from the Company Parties with respect to any questions about the transactions contemplated by this Agreement.

(b)       The Parties agree to (and to cause their affiliates to): (i) treat and report the terms hereof and the transactions contemplated by this Agreement, including any termination of the Warrant and any change or effect on the amounts otherwise payable under the Notes, as agreed adjustments and reductions to the Purchase Price under the Purchase Agreement for all tax purposes, and (ii) file all tax returns, filings and other tax-related information reports in a manner consistent with the foregoing treatment and not take any position inconsistent with such treatment in any tax-related audit, examination or other proceeding (whether administrative or judicial); in any case unless required by applicable law, including with respect to any resulting allocation of Purchase Price among the assets and liabilities under the Purchase Agreement.

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(c)       To the extent necessary to give effect to the terms and conditions of this Agreement, this Agreement shall be treated as and deemed an amendment to the Purchase Agreement (including its Purchase Price payment terms), the Transition Agreement, the Warrant, the Notes, the Note Documents and any security or collateral agreements related to either Note.

(d)       For the avoidance of doubt, except as expressly set forth herein, neither this Agreement nor any Payment Event shall in any way limit or affect any Company Party’s rights to receive indemnification under the Purchase Agreement.

9.           Successors and Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any actual or purported future holder of the Warrant or either Note.

10.         Further Assurances. If any further action is necessary, proper or desirable to carry out any purpose of this Agreement, each of the Parties will take such further action (including the execution and delivery of further documents) as the Parent or Holdco, respectively, may reasonably request to carry out such purpose.

11.         Amendment. This Agreement may not be terminated, modified or amended without the prior written consent of each Party to this Agreement.

12.          Governing Law. This Agreement and all amendments and supplements to, and all consents and waivers pursuant to, this Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to “conflict of laws” provisions thereof to the extent they are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction.

13.         Entire Agreement. This Agreement constitutes the final agreement between the Parties and contains the complete and exclusive expression of the Parties' agreement on the matters contained in this Agreement. This Agreement supersedes any prior or contemporaneous understandings or agreements, between the parties. In the event of any conflict between this Agreement and any of the Transaction Documents, the terms of this Agreement shall control.

14.          Severability. If any one or more of the provisions contained in this Agreement shall be declared invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and in such case the Parties hereto oblige themselves to reach the purpose of the invalid provision by a new, valid and legal stipulation.

15.          Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts manually signed by the Parties hereto shall constitute one original agreement for all purposes. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf, or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

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16.       Confidentiality. The AMASS Parties each agree not to disclose, without prior written consent of Holdco or its successor, and the Company Parties, each agree not to disclose, without the prior written consent of Parent, the existence or the provisions of this Agreement to any person, firm, organization, or entity of any and every type, public or private, except that this Agreement may be disclosed (i) as required by law, subpoena, judicial order or similar order, (ii) as may be required in connection with the tax or regulatory examination, audit or similar investigation of the applicable Party, and (iii) to the current, future and prospective equityholders of Holdco (including its current, future and prospective investors) employees and advisors, or in connection with any financing or proposed financing of Holdco or its subsidiary, or in connection with any business acquisition of or by Holdco or its affiliate.

17.       Consent to Transaction. Each AMASS Party hereby irrevocably consents (for any and all purposes and pursuant to any covenants or approval rights of any AMASS Party pursuant to any Transaction Document) to any acquisition by one or more of the Company Parties of Bright Cellars, Inc., a Delaware corporation, whether by merger or otherwise.

18.       The Ordered Inventory. The Parties agree that: (a) Company Parties have ordered from AMASS Parties (including BWSC) approximately $1,217,724.11 of inventory that has not yet been delivered or stored for the Company Parties (the “Ordered Inventory”), as further described on Exhibit B; (b) the Company Parties have already paid for all but $861,809.88 of the Ordered Inventory; (c) the AMASS Parties (including BWSC) shall deliver the Ordered Inventory to the Company Parties on the schedule previously agreed by them, as described on Exhibit B; and (d) subject to receiving the Ordered Inventory as agreed, the Company Parties shall pay the remaining $861,809.88 for the Ordered Inventory as described on Exhibit B, which payments include all storage (as provided in Section 4(c) above) and delivery costs. The Parties agree that this Section 18 and its terms are a separate and severable agreement from the other terms above, and that no failure or delay of any Party to meet its obligations under this Section 18 shall limit or affect any of the terms or agreements in Sections 1 through 17 above. Without limiting the foregoing, the Restatement and the related agreed adjustment and reduction to the Purchase Price shall be final and binding upon the Payment Event regardless of any failure or delay of any Party to meet its obligations under this Section 18.

19.       Certain Equity Matters. In connection with the above transactions and agreed adjustments to the Purchase Price under the Purchase Agreement, if the Payment Event occurs and the Warrant is accordingly terminated, then Holdco will arrange for the following to occur no later than 15 days after the Payment Event: (i) Holdco will issue to Parent a total of 41,345 new “Common Units” of Holdco pursuant to the terms of a simple unit issuance agreement in a form prepared by Holdco; and (ii) the number of “Common Units” currently reserved for future issuance as options by Holdco will be reduced by a total of 41,345 “Common Units”.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Restatement Agreement to be signed and delivered by its duly authorized officer as of the date first written above.

FULL GLASS WINE CO., LLC

By	/s/ Louis Amoroso
Name: Louis Amoroso
Title: Manager

FULL GLASS - WINC, LLC

By:	/s/ Louis Amoroso
Name:Louis Amoroso
Title: Chief Executive Officer

/s/ Louis A. Amoroso
Louis A. Amoroso (as “Limited
Guarantor” under the Senior Note)

PROJECT CRUSH ACQUISITION CORP LLC

By:	/s/ Mark Lynn
Name: Mark Lynn
Title: CEO

PROJECT CRUSH DTC SUB, LLC

By:	/s/ Mark Lynn
Name: Mark Lynn
Title: CEO

AMASS BRANDS INC.

By	/s/ Mark Lynn
Name:Mark Lynn
Title: CEO

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Exhibit A

Form of Amended and Restated Note

(See attached)

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Exhibit B

Ordered Inventory

1.       As previously agreed in greater detail, the Ordered Inventory generally includes:

Wine	Bottles	$/Bottle
2022 Honey Beast Chardonnay Central Coast	14,400	$3.00
2022 Loves Me Not Rose Wine Central Coast	14,400	$3.00
2021 Rosa Obscura Red Wine Blend California	14,400	$3.00
2021 Ace in the Hole Pinot Noir California	14,400	$3.00
2022 Ruza Rose Wine Central Coast	14,400	$3.00
2021 Restless Earth Pinot Noir California	14,400	$3.00
2022 Déclassé Red Wine Blend California	14,400	$3.00
2022 Kin + Country Chardonnay Central Coast	14,400	$3.00
2022 So This Happened Orange Wine France	14,196	$3.00
2022 Porter & Plot® - Pinot Noir - Central Coast - 750 ML	10,781	$3.58
2022 Porter & Plot - Cabernet Sauvignon - Central Coast - 750 ML	12,588	$3.58
2022 Koyle - Sauvignon Blanc - Aconcagua - 750 ML	12,219	$3.58
2022 Expression - Rosé - AOP Costières de Nimes	5,112	$3.58
2021 Biokult - Rose - Burgenland - 750 ML	6,053	$3.58
2018 Koyle - Gran Res Cabernet Sauvignon - Alto Colchagua - 750 ML	5,602	$3.58
2020 Porter & Plot - Chardonnay - Central Coast - 750 ML	1,894	$3.58
2021 Inkarri Estate - Red Blend - Lujan de Cuyo - 750 ML	2,417	$3.58
2021 Cherries & Rainbows - Red Blend - Vin de France - 750 ML	13,104	$3.58
2022 Wonders - Rosé - Vin de France - 750 ML	15,600	$3.58
2022 Wonders - Red Blend - Vin de France - 750 ML	15,600	$3.58
2022 Wonders - White Blend - Vin de France - 750 ML	15,600	$3.58
2021 Keep It Chill - Gamay - Beaujolais - 750 ML	672	$3.58
2022 Dreamcote - Pet Net Rose - 750 ML	2,952	$3.58
2021 Expression - White Blend - AOP Costières de Nimes - 750 ML	2,784	$3.58

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2022 Dreamcote - Pet Net Chard - 750 ML	1,512	$3.58
2020 Expression - Red Blend - AOP Costières de Nimes - 750 ML	5352	$3.58
2022 Porter & Plot® - Chardonnay - Central Coast - 750 ML	23977	$3.58
2022 Porter & Plot® - Pinot Noir - Central Coast - 750 ML	12822	$3.58
2022 Porter & Plot - Cabernet Sauvignon - Central Coast - 750 ML	7943	$3.58
2022 Pizzolato NSA - Red Blend - IGT Veneto - 750 ML	7620	$3.58
2022 Expression - Rose - AOP Costières de Nimes	1272	$3.58
2021 Cherries & Rainbows - Red Blend - Vin de France - 750 ML	18096	$3.58
2022 Debts & Lessons - Riesling - Monterey - 750 ML	12531	$3.58
2021 Keep It Chill - Gamay - Beaujolais - 750 ML	7374	$3.58
2021 Expression - White Blend - AOP Costières de Nimes - 750 ML	43	$3.58
2019 Koyle - Carmenere - Alto Colchagua - 750 ML	1840	$3.58
2018 Dime - Red Blend - Santa Barbara County - 750 ML	1715	$3.58
2021 Pizzolato NSA - Merlot - IGT Veneto - 750 ML	1382	$3.58
2021 Pizzolato Rosso Convento NSA - Red Blend - IGT Veneto - 750 ML	994	$3.58
2016 Koyle - Carmenere - Alto Colchagua - 750 ML	848	$3.58
2018 DIME - Red Blend - California - 750 ML	768	$3.58
2019 En Memoire Du Malbec - Malbec - Bordeaux - 750 ML	715	$3.58
2021 Pizzolato NSA - Cabernet Sauvignon - Igt Veneto - 750 ML	636	$3.58
2020 Matchlock - Cabernet Sauvignon - Paso Robles - 750 ML	552	$3.58
2021 Expression - Rose - AOP Costières de Nimes - 750 ML	336	$3.58
2021 Field Theory - Albarino - Lodi - 750 ML	204	$3.58
2019 Funk Zone - Red Blend - Santa Barbara County - 750 ML	204	$3.58

2.          As previously agreed in greater detail, the following amounts of Ordered Inventory shall be delivered to Company Parties (in the manner and to the place(s) previously agreed) in the following months of 2024: (i) approximately $575,274.20 in the remainder of February; (ii) approximately $214,353.97 in March; (iii) approximately $257,553.97 in April; and (iv) approximately 170,541.97 in May.

3.          Subject to and conditioned upon receipt of the associated Ordered Inventory when and in the manners previously agreed, the Company Parties shall pay the following amounts to satisfy the remaining payment obligations with respect to the Ordered Inventory: (i) $150,000 to be paid by March 15, 2024 (the “Initial Payment Deadline”): (ii) $150,000 per month to be paid on or before each of the next four (4) monthly anniversaries of the Initial Payment Deadline date; and (iii) the final $111809.88 to be paid by the five (5) month anniversary of the Initial Payment Deadline date. The total amount of such payments shall combine to equal $861,809.88, and no interest shall be payable on such amounts.

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Exhibit C

Holdco Capitalization

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Exhibit D

Form of Second Amended and Restated Note

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